SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                  SCHEDULE 13G


                                    ICO, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, No Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    449293109
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)


                                February 17, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO. 449293109                                           Page 2 of 12 Pages

--------------------------------------------------------------------------------
1)  Name And I.R.S. Identification No. Of Reporting Person

    James W. Sight
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: United States
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              950,000 Shares
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   0
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              950,000 Shares
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              0
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    950,000 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ]

    (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    3.7% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions)  IN
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 3 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Corsair Capital Partners, L.P.
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   436,118 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              436,118 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    436,118 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    1.7% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 4 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Corsair Capital Partners 100, L.P.
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   19,217 Shares

                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              19,217 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    19,217 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.1% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  PN
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 5 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Corsair Capital Investors, Ltd.
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: A Cayman Islands exempted company
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   55,763 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              55,763 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    55,763 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    0.2% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  CO
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 6 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Corsair Capital Management, L.L.C.
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: Delaware
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   511,098 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              511,098 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    511,098 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    2.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  OO
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 7 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Jay R. Petschek
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: United States
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   511,098 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              511,098 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
    511,098 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    2.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  IN
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 8 of 12 Pages

--------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. Of Reporting Person (entities only)

    Steven Major
--------------------------------------------------------------------------------
2)  Check The Appropriate Box If A Member Of A Group (See Instructions)
    (a)[x]
    (b)[ ]
--------------------------------------------------------------------------------
3)  SEC USE ONLY
--------------------------------------------------------------------------------
4)  Citizenship Or Place Of Organization: United States
--------------------------------------------------------------------------------
                           5) Sole Voting Power:
NUMBER OF SHARES              0
BENEFICIALLY OWNED            --------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power:
PERSON WITH                   511,098 Shares
                              --------------------------------------------------
                           7) Sole Dispositive Power:
                              0
                              --------------------------------------------------
                           8) Shared Dispositive Power:
                              511,098 Shares
--------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:

    511,098 Shares
--------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares [ ] (See Instructions)
--------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
    2.0% of Common Stock
--------------------------------------------------------------------------------
12) Type of Reporting Person:  IN
--------------------------------------------------------------------------------

CUSIP No. 449293109                                           Page 9 of 12 Pages

ITEM 1(a).        Name of Issuer:

                  ICO, Inc.

ITEM 1(b).        Address of Issuer's Principal Executive Offices:

                  5333 Westheimer, Suite 600, Houston, Texas 77056
                  --------------------------------------------------------------

ITEM 2(a).        Names of Persons Filing:


                  James W. Sight ("Mr. Sight")
                  --------------------------------------------------------------
                  Corsair Capital Partners,  L.P. ("Corsair Capital")
                  --------------------------------------------------------------
                  Corsair Capital Partners 100, L.P. ("Corsair 100")
                  --------------------------------------------------------------
                  Corsair Capital Investors, Ltd. ("Corsair Investors")
                  --------------------------------------------------------------
                  Corsair Capital Management, L.L.C. ("Corsair Management")
                  --------------------------------------------------------------
                  Jay R. Petschek ("Mr. Petschek")
                  --------------------------------------------------------------
                  Steven Major ("Mr. Major")
                  --------------------------------------------------------------

Corsair Management is the investment manager of Corsair Capital, Corsair 100, and Corsair Investors. Messrs. Petschek and Major are the controlling persons of Corsair Management.


ITEM 2(b).        Address of Principal Business Office Or, If None, Residence:

The principal business address of Mr. Sight is 8500 College Blvd., Overland Park, Kansas 66210.

The principal business address for each of Corsair Capital, Corsair 100, Corsair Management, Mr. Petschek and Mr. Major is 350 Madison Avenue, 9th Floor, New York, New York 10017.

The principal business address for Corsair Investors is c/o M&C Corporate Services Limited, P.O. Box 309, Ugland House, 113 South Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies.

CUSIP No. 449293109                                          Page 10 of 12 Pages

ITEM 2(c).        Citizenship:

Each of Corsair Capital and Corsair 100 is a limited partnership formed under the laws of the State of Delaware.

Corsair Management is a limited liability company formed under the laws of the State of Delaware.

Corsair Investors is an exempt company formed under the laws of the Cayman Islands, British West Indies.

Each of Mr. Sight, Mr. Petschek and Mr. Major is a citizen of the United States.


ITEM 2(d).        Title of Class of Securities:

                  Common Stock, No Par Value
                  --------------------------------------------------------------

ITEM 2(e).        CUSIP Number:     449293109
                                    ---------

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is:

        Not applicable.

ITEM 4. Ownership:

(a)  Amount beneficially owned by all reporting persons: 1,461,098 Shares
(b)  Percent of class: 5.7% of Common Stock
(c)  Number of shares as to which the reporting persons have:

        (i)   Sole power to vote or direct the vote:
              See the responses to Item 5 on the attached cover pages.

        (ii)  Shared power to vote or direct the vote:
              See the responses to Item 6 on the attached cover pages.

        (iii) Sole power to dispose or to direct the disposition of:
              See the responses to Item 7 on the attached cover pages.

        (iv)  Shared power to dispose or to direct the disposition of:
              See the responses to Item 8 on the attached cover pages.


ITEM 5. Ownership of five percent or less of a class. If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.     Ownership of more than five percent on behalf of another person.

            Not applicable.

CUSIP No. 449293109                                          Page 11 of 12 Pages

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

            Not applicable.

ITEM 8.     Identification and classification of members of the group.

            See Joint Filing Agreement attached hereto as Exhibit 99.1.

ITEM 9.     Notice of dissolution of group.    Not applicable.

ITEM 10.    Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

CUSIP No. 449293109                                          Page 12 of 12 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:  February 23, 2005

        /s/ James W. Sight
        -------------------
            James W. Sight


        CORSAIR CAPITAL PARTNERS, L.P.
        By:  Corsair Capital Advisors, L.L.C.,
                 General Partner

             By: /s/ Jay R. Petschek
                 ----------------
                     Jay R. Petschek, Managing Member


        CORSAIR CAPITAL INVESTORS, LTD.
        By:  Corsair Capital Management, L.L.C.,
                 Director

             By: /s/ Jay R. Petschek
                 ----------------
                     Jay R. Petschek, Managing Member


        CORSAIR CAPITAL PARTNERS 100, L.P.
        By:  Corsair Capital Advisors, L.L.C.,
                 General Partner

             By: /s/ Jay R. Petschek
                 ----------------
                     Jay R. Petschek, Managing Member


        CORSAIR CAPITAL MANAGEMENT, L.L.C.

        By: /s/ Jay R. Petschek
            ----------------
                Jay R. Petschek, Managing Member


        /s/ Jay R. Petschek
        -------------------
            Jay R. Petschek


        /s/ Steven Major
        ----------------
            Steven Major